Air Industries Group Announces: Second Quarter Financial Results and Conference Call

GlobeNewswire•August 15, 2017

HAUPPAUGE, N.Y., Aug. 15, 2017 (GLOBE NEWSWIRE) -- Air Industries Group (AIRI) - Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced financial results for the three and six months ended June 30, 2017.

Mr. Peter Rettaliata, Acting CEO of Air Industries Group, commented: “The completion of our stock offering in early July has enabled us to dramatically reduce our accounts payable. This has greatly improved our balance sheet and has increased the confidence of our suppliers and our customers. We have announced a restructuring that will convert more debt and all of our preferred stock outstanding to common stock. When this is completed our balance sheet will be even stronger.

“Our short-term goal is to dramatically increase production, particularly in our Complex Machining Segment where we have a “past-due” balance of parts with firm purchase orders totaling nearly $10 million.  To accomplish this we are actively recruiting additional machinists and accelerating the combination of the two companies in that segment into one. The additional capital from our public offering will enable us to complete this transition which will reduce costs and increase operating efficiencies.

“Increasing the through-put in all of our factories, operating more efficiently and the recent completion of some low-profit projects which constrained our gross profit, should enable us to expand our gross profit, both in dollars and as a percentage of sales for the balance of the year.  Increasing gross profit is a prerequisite to profitability and increased EBITDA.

“Our goal for 2017 is increasing sales each quarter. Our revenue for the second quarter was approximately 13% higher than the first quarter. Our 18-month fully funded backlog remains firm at nearly $100 million and we continue to quote and win new business.”

Financial Results for the Three Months Ended June 30, 2017:

For the three months ended June 30, 2017:

  Consolidated net sales were $17,084,000, a decrease of $(2,279,000) or (11.7%) compared to consolidated net sales of $19,363,000 for the comparable period last year. Net sales for the three months of 2016 included sales of $1,315,000 at AMK, which was sold in January 2017.  Comparable net sales declined $(965,000) or approximately (5%).
  Consolidated gross profit was $2,919,000, or approximately 17.1 % of sales for the three months ended June 30, 2017 compared to $4,155,000 or approximately 21.4% of sales for the comparable period last year.
  Consolidated operating expenses were $4,117,000 for the three months ended June 30, 2017, a decrease of $(65,000) or (1.5%) compared to $4,182,000 for the comparable period last year.

For three months ended June 30, 2017 consolidated operating loss was $(1,198,000) an increase of $(1,171,000) from consolidated operating loss of $(27,000) for the comparable period last year. Consolidated net loss was $(1,972,000) compared with $(252,000) for the comparable period last year.

Financial Results for the Six Months Ended June 30, 2017:

For the six months ended June 30, 2017:

  Consolidated net sales were $33,237, 000, a decrease of $(1,310,000) or (3.8%) compared to consolidated net sales of $34,547,000 for the comparable period last year. Net sales for the six months of 2016 included sales of $ 2,298,000 at AMK, which was sold in January 2017.  Comparable net sales increased by approximately $571,000 or approximately 1.7%.
  Consolidated gross profit was $5,621,000 or approximately 16.9% of sales for the six months ended June 30, 2017 compared to $6,976,000 or approximately 20.2% of sales for the comparable period last year.
  Consolidated operating expenses were $7,338,000 for the six months ended June 30, 2017, a decrease of $(1,256,000) or (14.6%) compared to $8,594,000 for the comparable period last year.

For six months ended June 30, 2017 consolidated operating loss was $(1,717,000) an increase of $(99,000) from consolidated operating loss of $(1,618,000) for the comparable period last year. Consolidated net loss was $(3,126,000) compared with a consolidated net loss of $(1,682,000) for the comparable period last year.

Air Industries Management will be conducting a conference call on Tuesday, August 15, 2017 at 4:00pm EDT:

Phone number:  866-466-4414

Conference Code 294-2906   Participants pass-code 269-240

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com